November 2009 Filed pursuant to Rule 433 dated October 26, 2009 relating to Preliminary Pricing Supplement No. 227 dated October 26, 2009 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Jump Securities based on the iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011
The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares FTSE/Xinhua China 25 Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 30% to 35%, which we refer to as the upside payment, if the share price on the valuation date is, at all, above the initial share price. If, on the other hand, the share price on the valuation date is at or below the initial share price, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial share price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are senior unsecured obligations of Morgan Stanley (the “Company”), and all payments on the securities are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	November , 2009
Original issue date:	November , 2009 (5 business days after the pricing date)
Maturity date:	May 26, 2011
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Payment at maturity:
If final share price is greater than initial share price,
$10 + the upside payment
If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$3.00 to $3.50 per security (30% to 35% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.00 to $13.50 per security.

Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	May 23, 2011, subject to postponement for certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484589
ISIN:	US6174845890
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10.00	$0.15	$9.85
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see “Syndicate Information” on page 7 for further details.

(2)
For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and  “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental information regarding plan of distribution; conflicts of interest.”

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 227 dated October 26, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208009

Jump Securities based on the iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011

Investment Overview

The Jump Securities
The Jump Securities based on the iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011 can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares appreciate in value at all.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario
The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® FTSE/Xinhua China 25 Index Fund.

Maturity:	18 Months
Upside payment:	$3.00 to $3.50 (30% to 35% of the stated principal amount)
Principal protection:	None

iShares® FTSE/Xinhua China 25 Index Fund Overview
The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares Trust (the “Trust”), a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The Trust consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. It is possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” below.

Information as of market close on October 21, 2009:

Bloomberg Ticker Symbol:	FXI	52 Week High (on 10/19/09):	$44.49
Current Share Price:	$43.91	52 Week Low (on 10/27/08):	$19.42
52 Weeks Ago:	$26.78

Shares of the iShares® FTSE/Xinhua China 25 Index Fund Daily Closing Prices October 8, 2004 to October 21, 2009

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Key Investment Rationale

Investors will receive a positive return on the securities if the share price on the valuation date is above the initial share price.
Scenario 1
The final share price value is greater than the initial share price.  In this scenario, each security redeems for $3.00 to $3.50 per security (130% to 135% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.00 to $13.50 per security, and your return may be less than if you invested in the underlying shares directly.

Scenario 2
The final share price is less than or equal to the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying shares from the initial share price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the FTSE/Xinhua China 25 Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.

▪	There are risks associated with investments in securities linked solely to the value of Chinese equity securities.

▪	The securities are subject to currency exchange risk.

▪	Hedging and trading activity could potentially adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to investor interests.

▪	Investing in the securities is not equivalent to investing in the underlying shares or the stocks underlying the FTSE/Xinhua China 25 Index.

▪	Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities.

▪	The antidilution adjustments do not cover every event that could affect the underlying shares of the iShares® FTSE/Xinhua China 25 Index Fund.

▪	The underlying shares and the FTSE/Xinhua China 25 Index are different.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final share price is greater than the initial share price an investor will receive for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November , 2009	November , 2009 (5 business days after the pricing date)	May 26, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + the upside payment
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$3.00 to $3.50 per security (30% to 35% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.00 to 13.50 per security.

Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Valuation date:	May 23, 2011, subject to adjustment for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617484589
ISIN:	US6174845890
Minimum ticketing size:	100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and
▪
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase

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the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives

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that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$3.25 per security (32.5% of the stated principal amount)
Hypothetical payment at maturity:	$13.25 per security
Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $3.25 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $13.25 per security at any final share price greater than the initial share price.

▪
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Upside Payment

The upside payment will be $3.00 to $3.50 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10    x    Share Performance Factor

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of the underlying shares. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work” on page 8 above.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $3.00 to $3.50 per security (30% to 35% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 8 above.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities will be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the price of the underlying shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the price of the underlying shares, the securities will trade differently from the underlying shares.  Other factors that may influence the value of the securities include:

o	the volatility and dividend yield (frequency and magnitude of changes) of the underlying shares,

o	spot and forward exchange rates of the Hong Kong dollar, in which securities underlying the FTSE/Xinhua China 25 Index trade, relative to the U.S. dollar,

o	intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries,

o	interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels,

o	volatility of the Hong Kong dollar/U.S. dollar exchange rates,

o	geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the underlying shares, the Hong Kong securities market or the foreign exchange markets,

o	time remaining to maturity of the securities,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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You cannot predict the future performance of the underlying shares based on their historical performance.  The price of the underlying shares may decrease below the initial share price so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the price of the underlying shares below the initial share price.  There can be no assurance that the price of the underlying shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  The prices of the underlying shares may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information” on page 15 below.

▪
The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
There are risks associated with investments in securities linked solely to the value of Chinese equity securities.   The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the underlying shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the underlying shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

▪
The securities are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the

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money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Description of Securities—Historical Information” on page 15 below.  You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  MS & Co., the calculation agent, is our subsidiary.  MS & Co., and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial share price and final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the FTSE/Xinhua China 25 Index, may adversely affect the payout to you at maturity.

▪
Not equivalent to investing in the underlying shares.  Investing in the securities is not equivalent to investing in the underlying shares, the FTSE/Xinhua China 25 Index or the stocks underlying the FTSE/Xinhua China 25 Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks underlying the FTSE/Xinhua China 25 Index.

▪
Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities.  The investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the share price and, consequently, the value of the notes.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser for the iShares® FTSE/Xinhua China 25 Index Fund.  However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the current investment advisory

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agreements between BGFA and the iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the underlying shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the underlying shares or anyone else makes a partial tender or partial exchange offer for the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities.

▪
The underlying shares and the FTSE/Xinhua China 25 Index are different.  The performance of the underlying shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because the iShares® FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index.  It is also possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index or due to other circumstances.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, U.S. investors could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares Trust (the “Trust”), a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The Trust consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. It is possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other circumstances. Information provided to or filed with the Commission by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The securities are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The FTSE/Xinhua China 25 IndexSM. The FTSE/Xinhua China 25 Index is designed to represent the performance of the largest companies in the China equity market that are available to international investors.  The index consists of 25 of the largest and most liquid Chinese companies.  Securities in the index are weighted based on the total market value of their shares, so that securities with higher total market values generally have a higher representation in the index.  Each security in the index is a current constituent of the FTSE All-World Index.  All of the securities in the index trade on the Hong Kong Stock Exchange.  The FTSE/Xinhua China 25 IndexSM is described under the heading “Description of Securities—The Shares—The FTSE/Xinhua China 25 IndexSM” in the accompanying preliminary pricing supplement.

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Historical Information

The first table below sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through October 21, 2009.  The closing price of the underlying shares on October 21, 2009 was $43.91.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

The following table sets forth the published high, low and end-of-quarter exchange rates for the Hong Kong dollar (“HKD”) relative to the U.S. dollar (“USD”) for each quarter in the period from January 1, 2004 through October 21, 2009, and the related graph sets forth the exchange rates of the HKD relative to the U.S. dollar for the same period.
The exchange rate for the HKD is expressed as the number of Hong Kong dollars per one U.S. dollar.  As a result, a decrease in the exchange rate means that the HKD has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer Hong Kong dollars to purchase one (1) U.S. dollar.   Conversely, an increase in the exchange rate means that the HKD has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Hong Kong dollars to purchase one (1) U.S. dollar.

iShares® FTSE/Xinhua China 25 Index Fund (CUSIP: 464287184)	High	Low	Period End
2004
First Quarter	-	-	-
Second Quarter	-	-	-
Third Quarter	-	-	-
Fourth Quarter (beginning October 8, 2004)	18.8333	16.8667	18.4900
2005
First Quarter	19.2667	17.3333	18.2000
Second Quarter	19.1700	17.5800	19.0367
Third Quarter	21.9333	18.9400	21.4133
Fourth Quarter	21.5333	18.8833	20.5400
2006
First Quarter	24.8500	20.9967	24.7600
Second Quarter	27.9100	22.0000	25.6000
Third Quarter	27.3500	24.4800	27.1167
Fourth Quarter	37.4667	27.1300	37.1500
2007
First Quarter	38.8000	30.5500	34.1433
Second Quarter	43.3133	34.8267	42.9500
Third Quarter	60.6967	39.9133	60.0000
Fourth Quarter	72.8367	53.7500	56.8167
2008
First Quarter	59.2500	41.2300	45.0467
Second Quarter	54.5467	43.1333	43.6133
Third Quarter	47.1967	30.8800	34.4700
Fourth Quarter	34.2520	19.4200	29.0900
2009
First Quarter	31.5600	22.8000	28.5300
Second Quarter	40.1200	29.2200	38.3700
Third Quarter	43.8000	36.5100	40.9200
Fourth Quarter (through October 21, 2009)	44.4900	39.5100	43.9100

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HKD (# HKD / 1 USD)	High	Low	Period End
2004
First Quarter	7.7977	7.7629	7.7920
Second Quarter	7.7999	7.7843	7.7997
Third Quarter	7.8004	7.7957	7.7959
Fourth Quarter	7.7986	7.7700	7.7726
2005
First Quarter	7.8000	7.7782	7.7992
Second Quarter	7.7997	7.7686	7.7710
Third Quarter	7.7790	7.7575	7.7575
Fourth Quarter	7.7592	7.7519	7.7545
2006
First Quarter	7.7621	7.7509	7.7597
Second Quarter	7.7687	7.7513	7.7663
Third Quarter	7.7916	7.7679	7.7916
Fourth Quarter	7.7933	7.7690	7.7778
2007
First Quarter	7.8168	7.7887	7.8138
Second Quarter	7.8242	7.8062	7.8180
Third Quarter	7.8299	7.7591	7.7747
Fourth Quarter	7.8068	7.7501	7.7994
2008
First Quarter	7.8143	7.7643	7.7830
Second Quarter	7.8152	7.7868	7.7967
Third Quarter	7.8126	7.7575	7.7653
Fourth Quarter	7.7731	7.7498	7.7502
2009
First Quarter	7.7600	7.7500	7.7503
Second Quarter	7.7535	7.7500	7.7501
Third Quarter	7.7517	7.7500	7.7500
Fourth Quarter (through October 21, 2009)	7.7503	7.7500	7.7501

Hong Kong Dollar / U.S. Dollar January 1, 2004 to October 21, 2009 (expressed as units of HKD per 1 USD)

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